Exhibit 10.1


            AGREEMENT BETWEEN FRIEDMAN'S INC. AND THE UNITED STATES
             ATTORNEY'S OFFICE FOR THE EASTERN DISTRICT OF NEW YORK
            --------------------------------------------------------

         FRIEDMAN'S, INC. ("Friedman's"), by its undersigned attorneys, and the UNITED STATES ATTORNEY'S OFFICE FOR THE EASTERN DISTRICT OF NEW YORK (the "Office") hereby enter into this Agreement (the "Agreement"). Friedman's enters this Agreement pursuant to the recommendation of the Special Litigation Committee ("SLC") of its Board of Directors and the authority granted by its Board of Directors in the form of a Board Resolution (a copy of which is attached hereto as Attachment A), and subject to the approval of the United States Bankruptcy Court for the Southern District of Georgia, Savannah Division (the "Bankruptcy Court").

         Friedman's and certain of its subsidiaries filed for Chapter 11 bankruptcy protection in the Bankruptcy Court on January 14, 2005. The Company is currently in the process of attempting to reorganize and emerge from bankruptcy protection pursuant to Chapter 11 of the United States Bankruptcy Code ("Chapter 11"). Due to the nature of the reorganization process, the identity of the reorganized successor entity to Friedman's upon emergence from bankruptcy is unknown at this time. Nevertheless, the Agreement is intended to survive the confirmation of any Chapter 11 plan of reorganization or other action by the Bankruptcy Court. It is therefore recognized and agreed to by both Friedman's and the Office that the Agreement is binding against Friedman's and the reorganized Friedman's entity, or any other successor entity or entity that holds a substantial portion of the assets of Friedman's, for a period of three years from the later of the date that this Agreement is fully signed and executed or the date that the Bankruptcy Court issues its final approval of any plan of reorganization (the "Effective Period"). For the purposes of clarity, the entity referred to herein as Friedman's refers to both Friedman's Inc. as a pre-Chapter 11 company, and to the reorganized Friedman's entity.

I.       Acknowledgment of Violation of Law and
         Acceptance of Responsibility Information
         ----------------------------------------

         1. The Office is conducting a criminal investigation to determine, among other things, (1) whether Friedman's, and its executives, officers and employees conspired to engage in and engaged in a securities fraud scheme to file materially false and misleading financial reports and other documents with the Securities and Exchange Commission (the "SEC"), and to make other materially false and misleading public statements and omissions, in connection with the purchase and sale of Friedman's securities; and (2) whether any Friedman's executives, officers and employees conspired with and/or aided and abetted Cosmopolitan Gem Inc., Colorcast Corporation or their principal (collectively "Cosmopolitan"), in defrauding Cosmopolitan's lender, Capital Factors, Inc. ("Capital"). During the course of the investigation the Office has determined that Friedman's and its executives, officers and employees, engaged in a securities fraud scheme and a scheme to defraud Capital by, among other things, engaging in the conduct set forth in Attachment B.

         2. Friedman's accepts and acknowledges that it violated federal criminal law through the conduct of certain former Friedman's executives, officers and employees. Specifically, Friedman's admits as true all of the facts set forth in Attachment B and acknowledges that as a result of the conduct of certain Friedman's officers, executives and employees, (a) on or about and between October 1, 2000 and September 29, 2003, both dates being approximate and inclusive, within the Eastern District of New York and elsewhere, Friedman's knowingly and willfully committed securities fraud when it filed and caused to be filed materially false and misleading financial reports and other documents with the SEC, and made other materially false and misleading public statements and omissions, in connection with the purchase and sale of Friedman's securities; and (b) in or about and between January 1999 and July 2003, both dates being approximate and inclusive, within the Eastern District of New York and elsewhere, Friedman's, together with Cosmopolitan and others, did knowingly and intentionally conspire to commit bank and wire fraud by agreeing to engage in a scheme to defraud Capital.

         3. Friedman's accepts and acknowledges full responsibility for the conduct set forth above by entering into this Agreement and by, among other things: (a) the remedial actions that Friedman's has taken to date (described in paragraphs 4 through 12 below); (b) Friedman's continuing commitment of full cooperation with the Office, the United States Postal Inspection Service (the "Postal Service") and the SEC (collectively, the "Investigative Entities"); (c) Friedman's agreement to fulfill all of the undertakings made in this Agreement, including to pay $2,000,000 to the United States Postal Inspection Service Consumer Fraud Fund, pursuant to a payment schedule agreed to by the Office; and (d) Friedman's agreement to comply in the future with Federal criminal laws, including Federal securities laws.

         4. Friedman's represents that its Board of Directors and current senior management have taken numerous remedial actions in response to the misconduct at Friedman's that has been discovered by the Investigative Entities and through an internal investigation conducted by Friedman's (described in paragraph 5 below). These remedial actions have included:

                  (a) ensuring the removal of Friedman's officers and employees who engaged in securities fraud and participated in a conspiracy to defraud Capital, as set forth in Attachment B; and

                  (b) appointing new management, including but not limited to, a new Chief Executive Officer, a new President and Chief Operating Officer, a new Chief Administrative Officer and General Counsel, an interim Chief Financial Officer, and an Executive Vice President of Stores.

II.  Continuing Obligation of Cooperation
     ------------------------------------

         5. In late September 2003, Friedman's, through its Audit Committee, instructed a law firm to conduct an internal investigation into Friedman's accounting and financial practices. This internal investigation was conducted with the assistance of
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

forensic accountants, and involved more than 50 interviews and the review of tens of thousands of pages of documents and electronic files. On or about May 2004, through a resolution approved of by the Board of Directors, Friedman's formed a Special Litigation Committee (the "SLC"), and delegated to the SLC the authority and power to, among other things, oversee and coordinate Friedman's responses to the investigations conducted by the Office and the SEC. In or about May 2004, Friedman's retained another law firm to conduct negotiations with the Office and the SEC, and to continue to facilitate the Company's efforts in cooperating with the ongoing confidential investigations. Since September 2003, Friedman's has shared with the Investigative Entities the results of its internal investigation, including documents that might otherwise have been withheld under the attorney-client privilege and the work-product doctrine. Friedman's acknowledges and understands that its prior, ongoing and future cooperation are important and material factors underlying the Office's decision to enter into this Agreement. Therefore, Friedman's agrees to continue to cooperate fully and actively with the Investigative Entities, as well as with any other federal, state or local governmental agency designated by the Office (the "Designated Agencies") regarding any matter about which Friedman's has knowledge or information.

         6. During the term of this Agreement, Friedman's agrees that its continuing cooperation shall include, but not be limited to, the following:

                  (a) Completely and truthfully disclosing all information in its possession that is requested by the Investigative Entities or the Designated Agencies to the Investigative Entities or the Designated Agencies, including but not limited to, all information about the activities of Friedman's, present and former members of Friedman's Board of Directors, and Friedman's officers, employees, and agents;

                  (b) Assembling, organizing and providing all documents, records, and other evidence in Friedman's possession, custody, or control as reasonably may be requested by any of the Investigative Entities or Designated Agencies;

                  (c) Not asserting, in relation to the Investigative Entities, any claims of attorney-client privilege or attorney work-product doctrine as to any documents, records, information or testimony requested by the Investigative Entities or the Designated Agencies related to: (i) factual internal investigations concerning the conduct set forth in Attachment B; or
(ii) legal advice given contemporaneously with, and related to, the conduct that is set forth in Attachment B. Such materials are referred to hereinafter as the "Privileged and Confidential Materials." By producing the Privileged and Confidential Materials pursuant to this Agreement, Friedman's does not intend to waive any protections of the attorney-client privilege, the attorney work-product doctrine, or any other applicable privileges as to any third parties, and intends only to effect a limited waiver as to the Office with respect to the Privileged and Confidential Materials, pursuant to its understandings with the Office. The Investigative Entities will maintain the confidentiality of the Privileged and Confidential Materials pursuant to this Agreement and will not disclose them to any third party, except and to the extent that any Investigative Entities determines, in its sole discretion, that disclosure is otherwise

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

required by law or that disclosure would be in furtherance of the discharge of its duties and responsibilities;

                  (d) Using its reasonable best efforts to make available its present and former officers and employees to provide information and/or testimony as requested by the Investigative Entities or any of the Designated Agencies, including sworn testimony before a grand jury or in court proceedings, as well as interviews with law enforcement authorities. Nothing in this Agreement obligates Friedman's to indemnify or pay the costs or attorneys' fees of former officers or employees of Friedman's. Cooperation under this paragraph shall include identification of witnesses who, to Friedman's knowledge and information, may have material information concerning the conduct that is the subject of the Investigative Entities' ongoing investigation, including the conduct set forth in Attachment B;

                  (e) Provide competent testimony or information within the Company's custody, possession, or control necessary to identify or establish the original location, authenticity, or other basis for admission into evidence of documents or physical evidence in any criminal or other proceeding as requested by the Investigative Entities or the Designated Agencies, including information and testimony that is the subject of the Investigative Entities' ongoing investigation, including the conduct set forth in Attachment B;

                  (f) With respect to any materials or testimony that Friedman's provides to the Investigative Entities, other than the Privileged and Confidential Materials, Friedman's consents to the Investigative Entities' disclosure of such materials or testimony to the Designated Agencies, that the Investigative Entities, in their sole discretion deem appropriate. With respect to any such materials that constitute "matters occurring before the grand jury" within the meaning of Rule 6(e) of the Federal Rules of Criminal Procedure, Friedman's further consents to: (i) any order sought by the Office permitting such disclosure; and (ii) the Office's ex parte or in camera, application for such orders; and

                  (g) Providing active assistance in connection with any investigation, criminal prosecution, civil trial or other legal proceeding brought by the Investigative Entities or the Designated Agencies, including any proceeding seeking to obtain disgorgement (or other similar relief) of compensation (including compensation received pursuant to any Friedman's stock option or similar plan) from any present or former Friedman's officer or employee who engaged in any improper conduct while employed at Friedman's. To the extent permitted by applicable law, Friedman's may be entitled to apply as a victim, on behalf of itself and/or its present or former stakeholders, for an award of some or all of the amount of any such disgorged compensation obtained by the Investigative Agencies from such present and former Friedman's officers or employees.

          7. Friedman's agrees that, following the expiration of this Agreement, Friedman's will continue to fulfill the cooperation obligations set forth in paragraph 6 above in connection with any investigation, criminal prosecution or civil proceeding

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

brought by any of the Investigative Entities relating to or arising out of the conduct set forth in Attachment B. Friedman's obligation to cooperate shall not apply in the event that Friedman's is a defendant in any such proceeding.

III. Corporate Reforms
     -----------------

         8. Friedman's agrees to make the following reforms, to the extent such reforms have not already been completed:

                  (a) in the event that Friedman's stock is traded on any national exchange, ensure that the Board of Directors meets the New York Stock Exchange ("NYSE") requirement that a majority of its Board membership be independent, and otherwise to have at least three independent directors pursuant to NYSE rules.

                  (b) the Audit Committee of the Board of Directors (the "Audit Committee") will:

                       (i)  be composed of a majority of independent directors,

                       (ii) maintain a written charter which provides that the
                            Audit Committee:

                            (A) has as its stated purpose to assist with oversight of: (1) the integrity of Friedman's financial statements; (2) compliance with legal and regulatory requirements; (3) the qualifications of the independent auditor and its independence; and (4) the performance of the independent audit function and its independent auditors;

                            (B) is composed of members who are experienced in accounting and/or fiscal matters, as such qualification is interpreted by Friedman's Board of Directors in its business judgment, or who can become so within a reasonable period of time after his or her appointment; and

                            (C)   contains at least one member who has
                                  accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

                  (c) the Nominating Committee of the Board of Directors (the "Nominating Committee") will: (i) be composed of entirely independent directors if Friedman's stock is traded on any national exchange and, otherwise, at least

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

two independent directors; (ii) maintain a written charter that establishes that the Nominating Committee's purpose and responsibilities include identifying individuals qualified to become board members, developing and recommending to the Board of Directors a set of corporate governance guidelines applicable to Friedman's, and overseeing the evaluation of board management; and (iii) conduct an annual performance evaluation of the Nominating Committee that is provided to the Audit Committee for review.

                  (d) the Compensation Committee of the Board of Directors (the "Compensation Committee") will: (i) be composed of entirely independent directors if Friedman's stock is traded on any national exchange and, otherwise, at least two independent directors; (ii) maintain a written charter that addresses, at a minimum, the committee's responsibilities to review and approve corporate goals and objectives, determine and approve the CEO's compensation level; and (iii) conduct an annual performance evaluation of the Compensation Committee that is provided to the Audit Committee for review.

         9. Friedman's agrees to make the following further corporate reforms, to the extent such reforms have not already been completed:

                  (a) establish a centralized, analytics-based approach to credit, and develop a more accurate account-aging strategy. During the term of the Agreement, Friedman's will continue its ongoing efforts to limit its individual stores' ability to create accounts or accept add-on contracts outside of Friedman's established credit policies. Friedman's will continue to monitor and supervise its credit policies and if it deems it appropriate, outsource some or all of the credit function. Under the oversight of the Company's General Counsel, Friedman's will conduct random audits of stores, in order to ensure the individual stores' compliance with new credit policies and procedures; and

                  (b) establish a Compliance Committee comprised of members of management, to examine Friedman's internal audit, legal, credit and finance functions, including compliance with all of the terms and conditions of this Agreement, in order to ensure that an appropriate control environment exists and that the Company complies with federal, state and local laws. The Compliance Committee will be chaired by a Chief Compliance Officer appointed by management with prior approval of the Board of Directors. The Compliance Committee will report to the Audit Committee.

         10. Friedman's has established an internal Ethics Committee of which the General Counsel is a member. The Ethics Committee reports to the Audit Committee. Friedman's agrees that its Ethics Committee will establish a comprehensive Ethics Program, which will include the following reforms, to the extent such reforms have not already been completed:

                  (a) establish a comprehensive ethics and compliance training program for all Friedman's employees designed to minimize the possibility of future violations of the Federal securities and other laws by Friedman's;

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

                  (b) establish, through its Ethics Committee, a Code of Business Conduct and Ethics and a Conflict of Interest Statement that employees will be required to sign annually, along with a set of policies and guidelines designed to ensure the Company operates in accordance with proper ethical standards;

                  (c) insure that Friedman's senior executive compensation plans incorporate as a component the establishment and maintenance of high ethical and compliance standards throughout Friedman's; and

                  (d) continue to enforce the Company's whistleblower policy and continue to improve upon the Company's anonymous hotline for employees to report ethical or legal concerns outside of the Company's management hierarchy.

         11. On a quarterly basis for the duration of the Agreement, and not later than 60 days following the conclusion of each calendar quarter, Friedman's agrees to provide a written status report to the Office, in a form acceptable to the Office, which shall address for the relevant quarter the following issues: personnel changes in accounting, finance and senior management; credit compliance policies; corporate governance activities; ethics policies; vendor policies; accounts payable controls; and employee gift policies. These status reports will be prepared for and reviewed by the Audit Committee prior to being submitted to the Office with the certification of the Company's Chief Executive Officer, Chief Financial Officer, and Chief Compliance Officer. The initial status report will provide a summary of these issues and policies as of the date of the initial status report; subsequent status reports will update these summaries to reflect modifications or improvements to these areas during the preceding quarter.

         12. Upon execution by all parties of this Agreement and in accordance with a payment schedule agreed to by the Office, Friedman's shall pay $2,000,000 by certified check or bank cashier's check to the United States Postal Inspection Service Consumer Fraud Fund. The amount of this payment reflects the current understanding of the financial resources of Friedman's. In the event the bankruptcy process permits Friedman's to make payments to any other governmental entities which collectively exceed the payment provided for above, Friedman's shall make an additional payment to the United States Postal Inspection Service Consumer Fraud Fund of an amount equal to the amount in excess of $2,000,000 paid collectively to the other governmental entities.(1) In calculating the collective payments of other governmental entities under this paragraph, any tax payments shall not be included.

_________________

(1) The computation of the amount of payments made by Friedman's to other governmental entities under this provision includes, but is not limited to, any funds paid to governmental entities from Friedman's Creditor
Trust, which was established pursuant to the First Amended Plan of Reorganization of Friedman's Inc. and Certain Affiliates, Debtors and Debtors-in-Possession.

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


IV.  Nonprosecution
     --------------

         13. In consideration of Friedman's remedial actions to date and its commitment to: (a) accept and acknowledge responsibility for its conduct; (b) continue its cooperation with the Investigative Entities and the Designated Agencies; (c) make the payments specified above; (d) comply with Federal criminal laws, including Federal securities laws; and (e) otherwise comply with all of the terms of this Agreement, this Office will not criminally prosecute Friedman's for any crimes (except for possible criminal tax violations, if any, as to which this Office cannot and does not make any agreement) related to any statements, acts, or omissions by Friedman's, or its current or former officers or employees, which relate to or were in furtherance of the conduct described in paragraph 2 and Attachment B, to wit: (1) knowingly and willfully committing securities fraud by filing and causing to be filed materially false and misleading financial reports and other documents with the SEC, and making other materially false and misleading public statements and omissions, from on or about and between October 1, 2000 and September 29, 2003; and (2) knowingly and intentionally committing bank and wire fraud, and conspiring to do the same, by agreeing to engage and engaging in a scheme to defraud Capital in or about and between January 1999 and July 2003. This Agreement does not provide any protection against prosecution for any crimes except as set forth above.

         14. It is further agreed that in the event that the Office, in its sole discretion, determines that (a) Friedman's committed any crimes within the Effective Period; (b) Friedman's knowingly and intentionally has given false, incomplete, or misleading information; or (c) Friedman's otherwise violated any provision of this Agreement, Friedman's shall thereafter be subject to prosecution for any federal criminal violation of which this Office has knowledge. Any such prosecutions may be premised upon information provided by Friedman's and upon the admission of criminal conduct contained in this Agreement and in Attachment B. Moreover, Friedman's agrees that any such prosecutions that are not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against Friedman's in accordance with this Agreement, notwithstanding the expiration of the statute of limitations between the signing of this Agreement and the commencement of any such prosecutions. Further, Friedman's agrees that such proceeding may be commenced in the Eastern District of New York and Friedman's hereby waives any right to challenge the venue in the Eastern District of New York.

         15. Furthermore, it is agreed that if the Office, in its sole discretion, determines that Friedman's has committed any crime or otherwise violated any provision of this Agreement within the Effective Period, (i) all statements by or on behalf of Friedman's to this Office or other designated law enforcement or regulatory officials, or other testimony given by any agent of Friedman's before a grand jury or other tribunal, whether prior to or subsequent to the signing of this Agreement, and any leads from such statements or testimony, shall be admissible in any and all criminal proceedings hereafter brought against Friedman's, and (ii) Friedman's shall not assert any claim under the United States Constitution, any statute, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule that

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

statements made by or on behalf of Friedman's prior to or subsequent to this Agreement, or any leads therefrom, should be suppressed.

         16. It is understood that, in connection with Friedman's eventual filing of a plan of reorganization in the Bankruptcy Court, Friedman's will prepare a disclosure statement and plan of re-organization, complete with a proposed charter for the reorganized corporate entity that will emerge from Chapter 11 protection. Prior to the signing of this Agreement, Friedman's will provide a draft of the proposed charter to the Office. Upon receipt of the draft charter, the Office will have 30 days within which to notify Friedman's of any objection to the terms of the proposed charter for the new corporate entity. The Office may object to the terms of the proposed charter on any basis and in the exercise of its sole discretion. If, after the expiration of a further 30-day period, the Office's objections (if any) have not been resolved by Friedman's to the satisfaction of the Office, the Office may determine in its sole discretion to revoke the Agreement. Furthermore, if at any point during the time period of the Agreement Friedman's revises the terms of its corporate charter, Friedman's will notify the Office of such revisions within five business days prior to the revisions taking effect. The Office will thereafter have 30 days from such notification to notify Friedman's of any objection to the revised corporate charter. If, after the expiration of a 20-day period, the Office's objections have not been resolved to the satisfaction of the Office, the Office may determine in its sole discretion to revoke the Agreement.

         17. Friedman's agrees that it shall not, through its attorneys, Board of Directors, agents, officers or employees, make any public statement, in litigation or otherwise, contradicting its acceptance of responsibility of the conduct set forth in Attachment B. Any such contradictory statement by Friedman's, its present or future attorneys, Board of Directors, agents, officers or employees shall constitute a breach of this Agreement and Friedman's thereafter shall be subject to prosecution as specified in paragraphs 14 and 15. The decision as to whether any such contradictory statement will be imputed to Friedman's for the purpose of determining whether Friedman's has breached this Agreement shall be at the sole discretion of the Office. Upon the Office's notifying Friedman's of any such contradictory statement, Friedman's may avoid a finding of a breach of this Agreement by publicly repudiating such statement within 72 hours after receipt of notice by the Office. This Paragraph shall not apply to any statement made by any current or former Friedman's officer, director or employee who has been charged with a crime or other wrongdoing by the government or any agency thereof, or their representatives.

         18. Friedman's agrees that the decision whether conduct and/or statements of any individual will be imputed to Friedman's for the purpose of determining whether Friedman's has knowingly, intentionally and materially violated any provision of this Agreement shall be in the sole discretion of the Office, provided, however, that the statements of any former officer, director or employee of Friedman's or their representatives shall not be attributed to Friedman's for such purpose. If the Office determines that Friedman's has committed a knowing, intentional and material breach of any provision of this Agreement, the Office shall provide written notice of the alleged breach to Friedman's, addressed to its General Counsel, C. Steven Moore, 171 Crossroads

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

Parkway, Savannah, Georgia, 31422, and to Friedman's counsel, Lawrence Byrne, Esq., White & Case LLP, 1155 Avenue of the Americas, New York, New York, 10036, or to any successor that Friedman's may designate, and provide Friedman's with a two-week period from the date of receipt of such notice in which to make a presentation to the Office, or its designee, to demonstrate that no breach has occurred, or, to the extent applicable, that the breach was not knowing, intentional or material, or has been cured. Upon request by Friedman's, the Office may agree in writing to extend this two-week period, including to provide Friedman's with an opportunity to cure any breach of this Agreement. The parties to this Agreement expressly understand and agree that if Friedman's fails to make a presentation to the Office, or its designee, within the two-week period (or other period agreed to by the Office), the Office may conclusively presume that Friedman's is in knowing, intentional and material breach of this Agreement. The parties further understand and agree that the exercise of discretion by the Office or its designee under this paragraph is not subject to review in any court or tribunal outside the United States Department of Justice.

         19. Except to the extent permitted by the Office, Friedman's agrees that, if it sells or merges all or substantially all of its business operations as they exist as of the date of this Agreement to or into a single purchaser or group of affiliated purchasers during the term of this Agreement, Friedman's shall include in any contract for sale, plan of reorganization, or merger, a provision binding the purchaser/successor to Friedman's obligations described in this Agreement, provided however that the obligations imposed by this Agreement will not extend to the governance and operation of a purchasing or investing entity that acquires some or all of Friedman's stock, as long as that entity maintains Friedman's as a separate corporate entity.

         20. It is understood that this Agreement is binding on Friedman's and the Office, but specifically does not bind any other Federal agencies, any state or local law enforcement agencies, any licensing authorities, or any regulatory authorities. However, if requested by Friedman's or its attorneys, the Office will bring to the attention of any such agencies, including but not limited to any licensing authorities, the Agreement, the cooperation of Friedman's and its compliance with its obligations under this Agreement, and any corporate reforms specified in this Agreement. It is the intent of the parties to this Agreement that the Agreement does not confer or provide any benefits, privileges or rights to any individual or other entity other than the parties hereto, and that nothing in the Agreement shall be construed as acknowledging that the Agreement, including its attachments, shall be admissible in any proceeding other than a proceeding brought by the Office. Moreover, Friedman's may raise defenses and/or assert affirmative claims in any civil proceedings brought by private parties as long as doing so does not otherwise violate any term of this Agreement.

         21. This Agreement sets forth all the terms of the Agreement between Friedman's and the Office. No modifications or additions to this Agreement shall be valid unless they are in writing and signed by the Office, Friedman's attorneys, and a duly authorized representative of Friedman's. To become effective, this Agreement must be signed by all signatories listed below.

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

Dated:  November 3, 2005
        Brooklyn, New York
                                          ROSLYNN R. MAUSKOPF
                                          United States Attorney
                                          Eastern District of New York


                                       By:  /s/ Scott B. Klugman
                                           ---------------------------------
                                           Scott B. Klugman
                                           Assistant United States
                                           Attorney


                                           /s/ Amy L. Walsh
                                           ---------------------------------
                                           Amy L. Walsh
                                           Chief, Business & Securities
                                           Fraud Unit


/s/ Sam Cusano
------------------------
Sam Cusano
Chief Executive Officer
Friedman's Inc.


/s/ Lawrence Byrne
------------------------
Lawrence Byrne Esq.
White & Case LLP
Counsel to Friedman's Inc.


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              FRIEDMAN'S INC. CERTIFICATE OF CORPORATE RESOLUTION
              ---------------------------------------------------

I, Sam Cusano, do hereby certify that I am the duly elected, qualified and acting Chief Executive Officer of Friedman's Inc. ("Friedman's"), a Delaware corporation, and that the following is a complete and accurate copy of a resolution adopted by the Board of Directors of Friedman's at a meeting held on November 23, 2005 at which time a quorum was present and resolved as follows:


                 RESOLVED: That Sam Cusano, an Officer of this Corporation, be and hereby is authorized to act on behalf of the Corporation, and to negotiate, approve and execute the non-prosecution agreement between Friedman's and the U.S. Department of Justice ("Department of Justice"), in substantially the form attached to the minutes of this meeting, and any amendments thereto; in this connection, the aforementioned Officer be and hereby is authorized to undertake such actions as he may deem necessary and advisable, including the execution of such documentation as may be required by the Department of Justice, in order to carry out the foregoing, including the payment of certain monies to carry into effect the intent and purpose of these resolutions.

I further certify that the aforesaid resolution has not been amended or revoked in any respect and remains in full force and effect.

IN WITNESS WHEREOF, I have executed this Certificate as a sealed instrument this __ day of November, 2005.



                                          By: /s/ Sam Cusano
                                              -----------------------------
                                              Sam Cusano
                                              Chief Executive Officer
                                              Friedman's Inc.

State of Georgia     )
County of Chatham    )

On November 29, 2005 before me, Cristina Tambourine, Notary Public, personally appeared Sam Cusano, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instruments and acknowledged to me that he executed the same in his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.


         WITNESS my hand and official seal.


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


                                          /s/ Cristina Tambourine
                                          -------------------------------------
                                          Notary Public, State of Georgia
                                          My commission expires:  April 16, 2007


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                    ATTACHMENT B TO NONPROSECUTION AGREEMENT
                    -----------------------------------------

V.   Background

     A.   The Defendant


         22. FRIEDMAN'S INC. ("FRIEDMAN'S") was a Delaware corporation with its headquarters and principal place of business located in Savannah, Georgia. FRIEDMAN'S was the third largest specialty retailer of fine jewelry in the United States. As of September 2003, FRIEDMAN'S operated 686 stores in 20 states. FRIEDMAN'S reported over $400 million in net sales in each of its fiscal years ending September 30, 2001 and September 30, 2002.

         23. FRIEDMAN'S was a publicly traded corporation, the Class A common stock of which was listed on the New York Stock Exchange from June 2003 through May 2004 under the symbol "FRM". Prior to June 2003, FRIEDMAN'S Class A common stock was traded on the NASDAQ. The holders of FRIEDMAN'S Class A common stock were located throughout the United States, including in the Eastern District of New York.

    B. Other Entities

         24. Crescent Jewelers Inc. ("Crescent") was a specialty retailer of fine jewelry based in Oakland, California. As of September 2003, Crescent operated 167 stores in the western part of the United States. FRIEDMAN'S and Crescent were affiliated through common controlling ownership and executive management.

         25. Morgan Schiff & Co., Inc. ("Morgan Schiff") was an investment bank with offices in New York, New York. Morgan Schiff had agreements with both FRIEDMAN'S and Crescent to provide financial services to both companies.

         26. Cosmopolitan Gem Corporation and its affiliate Colorcast Corporation (collectively "Cosmopolitan") were jewelry wholesalers that supplied diamonds, precious metals and finished and unfinished jewelry to retailers. Cosmopolitan was one of FRIEDMAN'S and Crescent's largest jewelry suppliers.

         27. Capital Factors, Inc., was a commercial factor with its principal place of business located in Boca Raton, Florida, and offices in various locations, including New York, New York.(2) Capital Factors, Inc., was a wholly-owned subsidiary of the Union Planters Bank Corporation, a financial institution based in Memphis, Tennessee, which advanced funds to Capital Factors, Inc., for its business and approved its lending decisions. Capital Factors, Inc., and Union Planters Bank Corporation are collectively referred to herein as "Capital."

C.  Certain Relevant Accounting Principles

         28. As a public company, FRIEDMAN'S was required to comply with the rules and regulations of the United States Securities and Exchange Commission (the "SEC"). The SEC's rules and regulations were designed to protect members of the investing public by, among other things, ensuring that a company's financial information was accurately recorded and disclosed to the investing public.

         29. Under the SEC's rules and regulations, FRIEDMAN'S and its officers were required to (a) make and keep books, records and accounts that, in reasonable detail, fairly and accurately reflected the company's business transactions, including its revenue and expenses; (b) devise and maintain a system of internal

____________________

(2) "Commercial factoring" is a form of financing by which a company sells its accounts receivable before the receivables are due in exchange for cash. The purchaser of the company's receivables is called a "commercial factor" or "factor." After the factor purchases the accounts receivable, the right to collect on the receivables transfers from the company to the factor. Additionally, a commercial factor may lend money, secured by a company's inventory as collateral.

accounting controls sufficient to provide reasonable assurance that the company's transactions were recorded as necessary to permit preparation of financial statements in conformity with Generally Accepted Accounting Principles ("GAAP"); and (c) file with the SEC quarterly reports (on Form 10-Q) and annual reports (on Form 10-K) which included financial statements that accurately presented FRIEDMAN'S financial condition and the results of its business operations in accordance with GAAP.

VI. The Securities Fraud Scheme

    A. FRIEDMAN'S Misrepresentations Concerning Its Credit Policy And Practices

         30. FRIEDMAN'S business targeted low to middle income consumers ages 18 to 45 and offered a selection of fine jewelry to that market. FRIEDMAN'S offered an installment credit program to help its customers finance their purchases. In fact, the majority of FRIEDMAN'S sales - approximately 53% of net sales - were made on credit for its fiscal year ending September 30, 2002. FRIEDMAN'S used computer software systems to organize and operate its entire credit extension and collection processes (hereinafter referred to as "credit control systems").

         31. Because so many of FRIEDMAN'S sales were made on credit to low income customers who were a higher credit risk, FRIEDMAN'S policies and procedures relating to extending credit and collecting accounts receivable were material to investors. As a result, FRIEDMAN'S public filings highlighted the importance and success of its credit program, as well as the strictness of its credit granting polices and procedures.

         32. Contrary to its public filings and statements, FRIEDMAN'S credit operations were neither well-run nor highly disciplined. For example, FRIEDMAN'S, at the direction of its senior management, encouraged its employees to extend credit in violation of FRIEDMAN'S stated credit polices, which resulted in the executives' desired purpose of increasing sales revenue. FRIEDMAN'S credit scoring model determined both whether a customer qualified for any extension of credit and, if so, the upper limit for the amount credit that should be extended to that customer. With the knowledge of FRIEDMAN'S senior management, FRIEDMAN'S store level employees extended credit to customers who did not qualify for any credit under FRIEDMAN'S scoring model, and extended credit to qualifying customers in excess of the credit limits determined by the scoring model. As a result, FRIEDMAN'S did not exercise strict credit discipline in granting credit to its customers and did not adhere to its publicly disclosed credit extension policy. Therefore, FRIEDMAN'S public disclosures about its strict credit policies and practices were false and misleading.

         33. In addition, FRIEDMAN'S ability to monitor the performance of its credit portfolio was undermined by weaknesses in its credit control systems. Contrary to disclosures in its public filings, FRIEDMAN'S senior executives knew that its credit control systems contained data that was unreliable and often incomplete. FRIEDMAN'S senior executives also knew of and failed to correct weaknesses in FRIEDMAN'S credit control systems that caused these systems to underreport the number of delinquent customer accounts. FRIEDMAN'S senior executives allowed these weaknesses to remain in place as a means of concealing the true performance of its credit portfolio. Thus, FRIEDMAN'S public disclosures about its credit control systems were also false and misleading.

     B.  FRIEDMAN'S Misstatements Concerning its Financial Performance

         34. Professional stock analysts estimated what they believed would be FRIEDMAN'S total revenue during each fiscal quarter and predicted the earnings per share for FRIEDMAN'S stock. The average of the estimates of the professional analysts was referred to as the "consensus estimate." FRIEDMAN'S senior executives believed that FRIEDMAN'S failure to meet or exceed the consensus estimate for a quarter would likely result in a substantial decrease in the company's stock price. As a result, FRIEDMAN'S senior executives established internal revenue and earnings targets for each quarter that either met or exceeded the consensus estimates (hereinafter "internal earnings targets").

         35. While FRIEDMAN'S failure to adhere to its publicly disclosed credit policies resulted in an increase in reported revenues through additional sales, it also resulted in a substantial increase in uncollectible accounts receivable. Had FRIEDMAN'S accurately accounted for its rising level of uncollectible debt, FRIEDMAN'S would not have met its internal earning targets. Faced with the poor performance of its credit portfolio, senior FRIEDMAN'S executives engaged in a series of accounting manipulations in an effort to hit their internal earnings targets. While FRIEDMAN'S was not always able to hit these targets, these accounting manipulations enabled FRIEDMAN'S to report to investors quarterly and annual earnings that were materially better than the earnings actually were. These fraudulent accounting practices also had the effect of concealing FRIEDMAN'S rising level of uncollectible debt and misleading


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

investors and FRIEDMAN'S independent auditors into believing that FRIEDMAN'S credit performance was far better than it in fact was. As a result of these manipulations, senior FRIEDMAN'S executives knowingly and intentionally reported false earnings to investors and regulators during numerous fiscal quarters, including all quarters for which it filed an earnings report in fiscal years 2001-2003.

         1. Accounting Manipulations Related
            to FRIEDMAN'S Credit Performance
            --------------------------------

         36. Under GAAP, FRIEDMAN'S was required to make two reductions to its reported earnings relating to the performance of its credit portfolio. First, FRIEDMAN'S was required to remove from its books, that is, reduce the balance of the accounts receivables by, any monies that it determined it would not be able to collect. These uncollectible sums were commonly referred to as "write-offs." Second, FRIEDMAN'S was also required to decrease its reported earnings by the amount of accounts receivable that it estimated it would not be able to collect and, as a result, would have to write off in the future. This second reduction was known as a reserve for the "allowance for doubtful accounts" and was reported as a percentage of its outstanding accounts receivable.

         37. Senior FRIEDMAN'S executives fraudulently manipulated the amount of its write-offs and its reported allowance for doubtful accounts percentage in an attempt to meet FRIEDMAN'S internal earnings targets. These manipulations had the effect of falsely lowering FRIEDMAN'S reported write-offs and allowance for doubtful accounts percentage and, as a consequence, falsely increasing FRIEDMAN'S reported earnings. As a result of these accounting manipulations, FRIEDMAN'S reported quarterly and annual earnings that were materially false.

         38. FRIEDMAN'S also reported on a quarterly and annual basis the percentage of its outstanding accounts receivable that was greater than 90 days past due. FRIEDMAN'S referred to this percentage as its "delinquency percentage." In several publicly filed financial reports, FRIEDMAN'S senior executives deliberately underreported FRIEDMAN'S delinquency percentage. FRIEDMAN'S senior executives took these actions for the purpose of making it appear to auditors and the investing public that the performance of FRIEDMAN'S credit portfolio was better than it in fact was.

         2. Other Accounting Manipulations
            ------------------------------

            39. FRIEDMAN'S also periodically engaged in the following additional improper accounting practices that had the effect of fraudulently and materially manipulating its reported earnings, as well as other items on its balance sheet, and knowingly concealed all of these additional manipulations from its independent auditor:

         (a) In or about December 2000, FRIEDMAN'S wrote off several million dollars worth of accounts receivable corresponding to accounts of customers who had declared personal bankruptcy. Under GAAP, this write-off should have substantially decreased FRIEDMAN'S reported earnings for the December 2000 quarter. FRIEDMAN'S, however, improperly made another accounting adjustment, namely, decreasing its allowance for doubtful accounts, for the specific purpose of preventing the bankruptcy write-offs from having any impact on its December 2000 quarterly earnings.

         (b) During fiscal years 2002 and 2003, FRIEDMAN'S received a number of discounts on goods purchased from its supplier Cosmopolitan. In violation of GAAP and for the purpose of meetings its earnings targets, FRIEDMAN'S prematurely recognized these discounts on its income statement before the underlying merchandise to which the discounts pertained had been sold. FRIEDMAN'S also did not disclose its premature recognition of these discounts to its independent auditor.

         (c) FRIEDMAN'S knowingly misled investors and its independent auditor about the true financial health of its west coast affiliate Crescent, whose financial performance was reported in FRIEDMAN'S public filings. Specifically, FRIEDMAN'S engaged in a number of financial manipulations to justify to its shareholders its continued investment in Crescent and to obtain support for its plans ultimately to merge with Crescent. For example, FRIEDMAN'S improperly shifted numerous expenses from Crescent's books to FRIEDMAN'S books and reduced Crescent's obligation to make payment to FRIEDMAN'S under contracts for various services that FRIEDMAN'S provided to Crescent.

            40. FRIEDMAN'S also used its relationship with Morgan Schiff to manage its reported earnings. For example, in public filings, FRIEDMAN'S mischaracterized payments that it made to cover the expenses of a FRIEDMAN'S executive as investment banking fees paid to Morgan Schiff. FRIEDMAN'S made this misrepresentation so that it would not immediately have to recognize these expenses in its income statement. After FRIEDMAN'S independent auditor challenged FRIEDMAN's accounting treatment of these expenses, senior FRIEDMAN'S executives fabricated documents to make these expenses appear to be investment banking fees.

VII. The Bank And Wire Fraud Conspiracy

            41. FRIEDMAN'S senior executives conspired with Cosmopolitan, one of FRIEDMAN'S largest jewelry suppliers, and others to deceive Cosmopolitan's factor, Capital. As described below, Capital advanced funds to Cosmopolitan based on the value of Cosmopolitan's receivables. Knowing this fact, FRIEDMAN'S senior executives participated in a scheme to mislead Capital into believing that the value of Cosmopolitan's receivables was materially greater than it in fact was.

         a. Cosmopolitan's Relationship With Capital

            42. Beginning in 1993, Capital provided financing to Cosmopolitan through commercial factoring services with respect to its accounts receivable and inventory. On occasion, Cosmopolitan continued to collect receivables and transfer them to Capital. In these instances, Cosmopolitan was required to transfer to Capital the money collected from its customers, which included FRIEDMAN'S and Crescent. The total funds advanced to Cosmopolitan by Capital at times exceeded $30 million.

            43. Under the terms of its factoring agreements with Capital, Cosmopolitan accepted numerous disclosure obligations. For example, Cosmopolitan agreed to keep accurate books and records and to make its books and records available to Capital for inspection. Through disclosure of its books, records and financial statements, Cosmopolitan was obligated to provide Capital with accurate information regarding the amount and nature of Cosmopolitan's accounts receivable and inventory.

         B. The Fraudulent Scheme

            44. Cosmopolitan, together with its customers FRIEDMAN'S, Crescent and other companies, engaged in a scheme to defraud Capital about Cosmopolitan's true financial position, including its accounts receivable. Senior executives at FRIEDMAN'S knowingly agreed to assist and assisted in this fraudulent scheme. Specifically, FRIEDMAN'S agreed to help Cosmopolitan conceal from Capital millions of dollars in discounts and credits provided by Cosmopolitan to

FRIEDMAN'S, as well as goods returned by FRIEDMAN'S and Crescent to Cosmopolitan, that substantially reduced the value of Cosmopolitan's accounts receivables. Further, FRIEDMAN'S agreed to make and in fact made payments to Capital without specifying the invoices that were being paid, which FRIEDMAN'S executives knew would confuse Capital and help to conceal the true extent of FRIEDMAN'S and Crescent's debt to Cosmopolitan.

            45. When Capital questioned a variance between the records of FRIEDMAN'S, Crescent and Cosmopolitan, FRIEDMAN'S senior executives, after consulting with Cosmopolitan executives, made false statements to Capital to mislead Capital into believing that Capital's records were incorrect and that FRIEDMAN'S and Crescent owed substantially more money to Cosmopolitan than they in fact did.

            Dated: November 29, 2005


                                                 /s/ Sam Cusano
                                                 ----------------------------
                                                 Sam Cusano
                                                 Chief Executive Officer
                                                 Friedman's Inc.


                                                 /s/ Lawrence Byrne
                                                 ----------------------------
                                                 Lawrence Byrne, Esq.
                                                 White & Case LLP
                                                 Counsel to Friedman's Inc.



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